Exhibit 99.1

Workhorse Group Proposes Public

Offering of Common Stock

CINCINNATI, OH—1/26/2017 Workhorse Group Inc. (NASDAQ: WKHS) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Workhorse also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. All of the shares in the offering are to be sold by Workhorse.

Oppenheimer & Co. Inc. and Cowen and Company LLC are acting as the joint book-running managers for the offering.

The securities described above were offered by Workhorse pursuant to a shelf registration statement on Form S-3 (No. 333-213100) including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. When available, electronic copies of the final prospectus supplement and accompanying base prospectus may also be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, by calling (212) 667-8563, or by email to EquityProspectus@opco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Workhorse Group Inc.

Workhorse Group Inc. (NASDAQ: WKHS), is a U.S. – based original equipment manufacturer of medium duty EPA-approved battery-electric delivery vehicles and fully integrated truck-launched, FAA compliant unmanned aerial systems (UAS) delivery drones. Workhorse trucks have historically been sold to the largest fleets in the USA and Canada for last-mile delivery and related uses.

For additional information visit www.workhorse.com

Forward Looking Statement

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our limited operations and need to expand in the near future to fulfill product orders; risks associated with obtaining orders and executing upon such orders, the ability to protect our intellectual property; the potential lack of market acceptance of our products; potential competition; our inability to retain key members of our management team; our inability to raise additional capital to fund our operations and business plan; our inability to maintain our listing of our securities on the Nasdaq Capital Market; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed with the SEC. Workhorse expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Mike Dektas

Workhorse Group Inc.

513-266-3590

Mike.Dektas@workhorse.com